EXHIBIT 21

21. Subsidiaries of the Company at December 31, 2003:

Subsidiary	Incorporated in the State of	Percent Owned by the Company
Beverly National Bank	Massachusetts	100%

Cabot Street Realty Trust	Massachusetts	100%